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                                                                   Exhibit 3.03



                              AMENDMENT TO BYLAWS
                                       OF
                         GUILFORD PHARMACEUTICALS INC.



         By action of the Board of Directors of Guilford Pharmaceuticals Inc. (the "Corporation") effective as of August 1, 1998, Section 3.2 of the Corporation's Bylaws, as amended, was amended to read in its entirety as follows:

                  "3.2 Number and Election. The number of directors which shall constitute the whole board shall be seven (7)."